Exhibit 99.1

KAYE SCHOLER LLP	Hearing Date: Upon Objection Only
425 Park Avenue	Objection Deadline: December 16, 2008 at 4:00 p.m.
New York, NY 10022
(212) 836-8000 telephone
(212) 836-7157 facsimile
Heath D. Rosenblat (HR 6430)

Counsel for Arthur J. Steinberg, ICA Trustee

UNITED STATES DISTRICT COURT SOUTHERN DISTRICT OF NEW YORK

SECURITIES AND EXCHANGE COMMISSION,	)
)
Plaintiff,	)
)
vs.	)	Case No. 02-CV-5713-JES
)
IBF COLLATERALIZED FINANCE CORP.,	)
IBF-VI SECURED LENDING CORP.,	)
INTERBANK FUNDING CORP., AND	)
SIMON A. HERSHON INDIVIDUALLY,	)
)
Defendants.	)
NOTICE OF MOTION FOR AN ORDER (I) CONFIRMING THE TIMING FOR
MAKING A FINAL DISTRIBUTION UNDER THE PLAN AND (II) GRANTING
RELATED RELIEF; NOTICE OF PROPOSED NINTH DISTRIBUTION
     PLEASE TAKE NOTICE that on December 2, 2008, IBF Fund Liquidating LLC (“Fund LLC”), by and through its liquidating agent and manager, Arthur J. Steinberg, Investment Company Act trustee (“ICA Trustee”) of IBF Collateralized Finance Corporation and IBF VI -Secured Lending Corporation, filed the foregoing Motion For An Order (I) Confirming The Timing For Making A Final Distribution Under The Plan And (II) Granting Related Relief; Notice Of Proposed Ninth Distribution (“Motion”).
     PLEASE TAKE FURTHER NOTICE that objections, if any, to the Motion must: (i) be in writing; (ii) state the name and address of the responding party and the amount and nature of the claim or interest of such party; (iii) state with particularity the legal and factual bases of any response; (iv) conform to the Federal Rules of Civil Procedure and the Local Rules; and (v) be filed with the Court, together with proof of service and with a hard copy delivered to Chambers of the Honorable John E. Sprizzo, so as to be actually received not later than 4:00 p.m. (prevailing Eastern time) on December 16, 2008 (the “Objection Deadline”) and, such service shall be completed and actually received by the following parties on or prior to the Objection Deadline: (i) Kaye Scholer LLP, 425 Park Avenue, New York, NY 10022, Attn: Heath Rosenblat; (ii) Securities and Exchange Commission, 3 World Financial Center, Room 4300, New York, NY 10281-1022, Attn: Andrew Calamari and Neal Jacobson; and (iii) Schulte Roth & Zabel LLP, 919 Third Avenue, New York, NY 10022, Attn: Adam Hirsch (counsel to the Liquidating Committee).
     PLEASE TAKE FURTHER NOTICE that, if necessary, a hearing respecting the Motion will be scheduled for a date and time to be determined by the District Court.

Dated:	New York, New York December 2, 2008

Counsel for Arthur J. Steinberg, as the ICA Trustee

By:	/s/ Heath D. Rosenblat Heath D. Rosenblat
Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
(212) 836-8000 telephone
(212) 836-6687 facsimile

2

KAYE SCHOLER LLP	Objection Deadline: December 16, 2008
425 Park Avenue	Hearing Date: Upon Objection Only
New York, NY 10022
(212) 836-8000 telephone
(212) 836-7157 facsimile
Heath D. Rosenblat

Counsel to the ICA Trustee

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK
SECURITIES AND EXCHANGE COMMISSION,	)
)
Plaintiff,	)
)
vs.	)	Case No. 02-CV-5713-JES
)
IBF COLLATERALIZED FINANCE CORP.,	)
IBF-VI SECURED LENDING CORP.,	)
INTERBANK FUNDING CORP., AND	)
SIMON A. HERSHON INDIVIDUALLY,	)
)
Defendants.	)
)

MOTION FOR AN ORDER (I) CONFIRMING THE TIMING FOR
MAKING A FINAL DISTRIBUTION UNDER THE PLAN AND (II) GRANTING
RELATED RELIEF; NOTICE OF PROPOSED NINTH DISTRIBUTION

TO:	THE HONORABLE JOHN E. SPRIZZO, UNITED STATES DISTRICT COURT:
     IBF Fund Liquidating LLC (“Fund LLC”) hereby moves the Court (the “Motion”) for an order (i) confirming the timing for making a final distribution under the Plan,1 and (ii) granting related relief. The Motion also contains notice (the “Notice”) of Fund LLC’s proposed ninth distribution under the Plan. In support of the Motion and with respect to the Notice, Fund LLC states as follows:

[1]	Capitalized terms used but not defined herein shall have the meanings ascribed to them in the First Amended Joint Liquidating Plan of Reorganization With Respect to the Debtors (as amended, the “Plan”).

PRELIMINARY STATEMENT
     1. Fund LLC is proposing to make a distribution, its ninth under the Plan, in the minimum amount of $1 million and up to $3 million subject to receipt of certain monies (“Proposed Distribution”).2 The Proposed Distribution (at the higher end) will increase the total amount distributed to investors in these cases to approximately $62 million. The Proposed Distribution will leave Fund LLC with cash of approximately $1 million to complete its administration. The source of funds for the Proposed Distribution will be (a) $1 million recently recovered from Fund LLC’s exercise of certain “put” rights received in connection with its previous sale of a platform company, I&BS/American Benefit Resources, Inc. (bringing the total recovery from the sale of that asset to approximately $9.4 million) and (b) a minimum of an additional $500,000 expected to be recovered by year end from an amended settlement with a judgment debtor, Bruce Friedman. Considering the present economic times, such a distribution should be a welcome result for investors, most of whom are individuals.
     2. Fund LLC is seeking this Court’s approval to confirm the timing for making a final distribution in these cases. Section 9.15 of the Plan provides that the final distribution should be made once all assets have been liquidated, all litigation is resolved, and there are no other potential sources of cash to be distributed to investors. It was originally contemplated that the final distribution would be made on or around December 10, 2008 (i.e., the fifth anniversary of the Effective Date of the Plan), but Plan § 9.15 contemplates that the five year time horizon needs to dovetail to when, as a practical matter, Fund LLC is in a position to make a final distribution.

[2]	Based on information available at the time of this Motion, it is anticipated that the Proposed Distribution will be approximately $1.75 million.

     3. Fund LLC has completed most of the work required to close these cases. During the course of its administration, Fund LLC sold 11 different portfolio assets (3 operating businesses, 5 operating hotels, and 3 real estate development properties), resolved all disputed claims in the chapter 11 cases, and settled or otherwise resolved all litigation by or against the Funds. These actions have resulted in substantial recoveries by investors — to date and without regard to the Proposed Distribution — so-called “Escrow Claimants” (as defined in the Plan) have recovered a total of approximately $22.4 million (recovery of approximately 83.5%) and “Non-Escrow Claimants” (as defined in the Plan) have recovered a total of approximately $37.2 million (recovery of approximately 22.2%).
     4. One of the principal assets left to be liquidated is the Funds’ investment in a failed resort development project on Cat Island in the Bahamas. Fund LLC holds a second-lien mortgage secured by the real property, junior to a first-lien debenture held by Gulf Union Bank (in liquidation). The property is comprised of 1,400 acres of undeveloped land on which the Funds’ predecessor, IBF, had planned to develop a destination resort, golf course and yacht marina. Fund LLC has pursued a number of avenues to monetize its interest in the project, including an unsuccessful auction a year or so ago to sell its mortgage, with assistance from broker CB Richard Ellis. Fund LLC’s efforts have been frustrated by, among other things, the difficulty attendant to developing on Cat Island, which is a remote undeveloped island with little infrastructure.
     5. Fund LLC also has attempted to pursue litigation alternatives in the Bahamas but the Court system is reluctant to permit foreclosures, and has strict rules as to who can own land in the Bahamas.
JURISDICTION
     6. This Motion is submitted pursuant to Sections 14.1(a) and (c) of the Plan, which govern Fund LLC’s administration and the post-Effective Date distributions under the Plan.

BACKGROUND
A. Procedural History
     7. On June 7, 2002 (“Petition Date”), InterBank Funding Corp. (“IBF”) and the Funds each filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in this District. On November 4, 2002, IBF Premier Hotel Group, Inc. (“IBF Hotel” and, with IBF and the Funds, the “Debtors”) filed its voluntary chapter 11 petition. The four cases (collectively, “Chapter 11 Cases”) are being jointly administered by the Bankruptcy Court for this District.
     8. On July 23, 2002, the United States Securities and Exchange Commission (“SEC”) filed this action against IBF, the Funds and Simon A. Hershon, alleging that the Funds were operating as unregistered investment companies in violation of the Investment Company Act of 1940,15 U.S.C. §§ 80a-l et seq., and that certain disclosures to investors were misleading.
     9. By order dated December 5, 2002, this Court awarded partial summary judgment in favor of the SEC and appointed Arthur Steinberg the Investment Company Act trustee (“ICA Trustee”) for the Funds and their respective subsidiaries pursuant to 15 U.S.C. § 80a-41(d).
     10. On May 28, 2003, the ICA Trustee filed the Plan with the Bankruptcy Court.
     11. By Order dated August 14, 2003, the Bankruptcy Court confirmed the Plan, and, by Order dated September 5, 2003, the Court (Judge Martin) approved the Plan in its entirety.
     12. On December 10, 2003, the Plan went effective as it pertains to the Funds.
     13. Fund LLC has since administered the liquidation of the Funds’ assets, administered disputed claims and managed litigation by and against the Funds, all for the benefit of investors.
B. Distributions
     14. To date, Fund LLC has completed 8 distributions to investors since the Effective Date of the Plan, totaling approximately $59.6 million, as follows:

     • In December 2003, Fund LLC distributed $19,283,520: (a) Escrow Claimants were paid $15,632,103 (58.3%), and (b) Non-Escrow Claimants were paid $3,566,510 (2.2%). Some investors chose a one time “cash-out” payment in lieu of participating in the liquidation; these payments totaled roughly $12,000. The balance, $72,907, was reserved for (and has since been paid to) members of AIH.
     • In October 2004, Fund LLC distributed $9,152,135: (a) Escrow Claimants were paid $5,297,466 (19.8%), for a total of $20,929,569 (78.1%), and (b) Non-Escrow Claimants were paid $3,777,468 (2.2%), for a total of $7,343,978 (4.5%). The balance, $77,220, was reserved for (and has since been paid to) members of AIH.
     • In February 2005, Fund LLC distributed $7,000,000: (a) Escrow Claimants were paid $254,298 (0.9%), for a total of $21,183,867 (79.0%), and (b) Non-Escrow Claimants were paid $6,610,566 (4.0%), for a total of $13,954,544 (8.5%). The balance, $135,135, was reserved for (and has since been paid to) members of AIH.
     • In September 2005, Fund LLC distributed $4,000,000: (a) Escrow Claimants were paid $145,314 (0.6%), for a total of $21,329,181 (79.6%), and (b) Non-Escrow Claimants were paid $3,777,465 (2.3%), for a total of $17,732,009 (10.8%). The balance, $77,221, was reserved for (and has since been paid to) members of AIH.
     • In November 2005, Fund LLC acquired the assets of AIH and made a special distribution of $362,483 solely to AIH members, meant as a “catch-up” payment to account for earlier distributions to the Funds’ investors. Following that payment, AIH members are entitled to share pro rata in distributions to Non-Escrow Claimants.
     • In December 2005, Fund LLC distributed $6,000,000: (a) Escrow Claimants were paid $217,971 (0.8%), for a total of $21,547,152 (80.4%), and (b) Non-Escrow Claimants were paid $5,782,029 (3.4%), for a total of $23,876,521 (14.2%).
     • In October 2006, Fund LLC distributed $5,000,000: (a) Escrow Claimants were paid $531,356 (1.98%) (mostly collections from settlements with broker-dealers, net of legal expenses — no further recoveries from broker-dealers are expected), bringing their total recovery to $22,078,507 (82.4%), and (b) Non-Escrow Claimants were paid $4,468,644 (2.66%), bringing their total recovery to $28,357,806 (16.9%).
     • In April 2007, Fund LLC made its seventh recent distribution, distributing $8,000,000: (a) Escrow Claimants were paid $271,212 (1.01%), bringing their total recovery to $22,349,719 (83.36%), and (b) Non-Escrow Claimants were paid $7,728,788 (4.61%), bringing their total recovery to $36,073,952 (21.53%).
     • In May 2008, Fund LLC made its eighth and most recent distribution, distributing $1.2 million, $40,681.59 (0.15%) to Escrow Claimants and $1,159,318.70 (0.69%) to Non-Escrow Claimants. This eighth distribution brought total recoveries to approximately $22,390,401.98 (83.51%) for Escrow Claimants and $37,233,270.84 (22.22%) for Non-Escrow Claimants.

SOURCE OF FUNDS FOR PROPOSED DISTRIBUTION
A. NIM Put
     15. In November 2005, Fund LLC sold Investment & Benefit Services, Inc. d/b/a American Benefit Resources, Inc. (“I&BS”) to a third party.3 As part of the consideration for the sale, Fund LLC received a put agreement (the “NIM Put”) exercisable against a third party.
     16. Under the terms of the NIM Put, Fund LLC was permitted, after the second anniversary of the put date, to direct the sale of a security to the third party for $1 million.
     17. Fund LLC exercised the option in accordance with its terms and recovered the full $1 million, which it received on November 4, 2008.
     18. There is nothing further to recover in connection with the sale of I&BS.
B. Amended Settlement with Friedman
     19. In December 2006, Fund LLC entered into a settlement with Bruce Friedman (“Friedman”), a judgment debtor in litigation obtained prior to the ICA Trustee’s appointment. The original settlement related to two stipulated state court judgments, under which Friedman was personally liable to one of the Funds in the principal amount of $1.65 million. The settlement was premised on collectability based on Friedman’s representations as to his net worth at the time. The settlement called for a one-time cash payment of $200,000 from Friedman to Fund LLC, and included a provision allowing Fund LLC to undo the settlement if it later determined that Friedman’s financial representations were not accurate. That settlement was

[3]	Reference is made to the seven prior interim reports dated July 26, 2004, February 1, 2005, August 5, 2005, February 21, 2006, August 30, 2006, March 30, 2007 and November 27, 2007, respectively, for a more complete account of the Funds’ various investments and Fund LLC’s efforts to liquidate said investments. Each report was filed with the Court and posted on www.ibffund.com, where interested parties were able to obtain copies of the reports along with certain other documents for printing or downloading at no cost.

approved by the Bankruptcy Court by order dated January 12, 2007 and Fund LLC received the $200,000.
     20. Fund LLC recently determined that certain of Friedman’s financial representations may not have been true and, pursuant to section 5 of the original settlement, it declared a default. Friedman denied that there was any breach and asserted various defenses. Following negotiations, Friedman agreed to an amended settlement, pursuant to which, among other things, he agreed to pay Fund LLC the sum of $1.75 million — in addition to the $200,000 already paid to Fund LLC — to compromise this matter without further litigation. If approved, the amended settlement will result in a recovery of $1.95 million on two state-court judgments with a face amount of $1.65 million.
     21. On November 7, 2008, Fund LLC filed a motion with the Bankruptcy Court seeking approval of the amended settlement with Friedman. The deadline for objections to the amended settlement is December 1, 2008, with presentment to occur on December 3, 2008. $500,000 of the proposed settlement is currently being held in escrow by Fund LLC’s counsel; it has been represented that Friedman is working to cause the funding of the remaining portion of the settlement amount, such amount to placed into a trust account controlled by Friedman’s counsel. As a result, Fund LLC is going to continue the motion until the remaining portion of the settlement amount is funded, with the understanding that it will be able to access, at this time, the $500,000 held in escrow by Fund LLC’s counsel.
PROPOSED DISTRIBUTION
     22. Pursuant to section 9.3 of the Plan, parties in interest wishing to object to the proposed distribution must file a written objection with the Clerk of the Court and serve the objection on the ICA Trustee and the Fund LLC so as to be received at least five (5) days prior to the date of the proposed distribution, which is December 27, 2008. Accordingly, objections to the proposed distribution, if any, must be filed and served by December 22, 2008.
     23. The proposed ninth distribution would leave Fund LLC with cash of approximately $1 million for administration purposes. The final distribution should consist of any amounts recovered from the liquidation of Fund LLC’s interest in the project on Cat Island in the Bahamas; the remaining recoveries from the Friedman settlement; any recoveries from the few smaller assets remaining to be liquidated (e.g., the two residential mortgage-back securities that have been substantially collected, as detailed in prior reports, but may have some residual value not expected to be material); collection from the Stein settlement; and whatever cash remains after funding the administration of Fund LLC. An unaudited balance sheet summarizing Fund LLC’s financial condition as of October 31, 2008, is attached as Exhibit A.
CONFIRMATION OF THE TIMING
FOR MAKING A FINAL DISTRIBUTION
     24. By this Motion, Fund LLC is requesting that the Court confirm the timing of making a final distribution in these cases until it has completed its liquidation efforts.
     25. The Plan provides:
Each Liquidating Agent shall make final distributions when (a) in the exercise of such Liquidating Agent’s business judgment, all Assets of its Liquidating LLC have been liquidated, all Causes of Action have been litigated to final judgment, settled, withdrawn or otherwise resolved, and there are no potential sources of additional Cash for distribution; (b) there remains no Disputed Claims to be resolved by its Liquidating LLC; and (c) the Liquidating Agent is in a position to make final distributions in accordance with applicable non-bankruptcy law; provided, however, that unless otherwise ordered by the District Court, final distributions shall be made no later than five (5) years after the Effective Date or as soon thereafter as the Liquidating Agent is in a position to make final distributions in accordance with applicable non-bankruptcy law.
Plan § 9.15 (emphasis added).

     26. There are still potential sources of cash for distribution, including Fund LLC’s investment on Cat Island, Bahamas; the securitization assets discussed above; and monies to be collected from judgment debtor, Ed Stein and Friedman. Fund LLC believes that these assets will have value and cannot be collected within the original five (5) year time horizon. Fund LLC seeks to confirm that it will make a final distribution when all non-de minimus assets are collected.
     27. Any remaining funds after the final distribution is made and the administration is completed will be re-distributed to those investors that honored their final distribution payment.
ADDITIONAL RELIEF
     28. Section 9.3 of the Plan requires that Fund LLC file periodic reports of its activities and financial status. Fund LLC requests that the Court deem that the Motion complies with the requirements of Section 9.3 of the Plan and that no additional reporting is required at this time.
     29. When this administration is concluded, Fund LLC intends to file a final report in connection with the final distribution, such report will include a final accounting detailing the funds received and their sources and uses.
     30. The staff of the SEC has advised the ICA Trustee that it has no objection to the relief sought in this Motion, including the extension of the date for the final distribution.
[Text Continued On Following Page]

     WHEREFORE, Fund LLC requests entry of an order in the form annexed hereto (i) confirming the timing for making a final distribution under the Plan, (ii) determining that this Motion satisfies the reporting requirements of section 9.3 of the Plan, and (iii) granting such other and further relief as may be just and proper under the circumstances.

Dated:	New York, New York December 2, 2008

By:	/s/ Heath D. Rosenblat Heath D. Rosenblat	/s/ Arthur J. Steinberg Arthur J. Steinberg, ICA Trustee, as
	Kaye Scholer LLP	Liquidating Agent and Manager of Fund LLC
	Counsel to the ICA Trustee	King & Spalding LLP
	425 Park Avenue	1185 Avenue of the Americas
	New York, New York 10022	New York, NY 10036
	(212) 836-8000 telephone	(212) 556-2100 telephone
	(212) 836-6689 facsimile	(212) 556-2222 facsimile

EXHIBIT A

IBF Fund Liquidating, LLC
Balance Sheet
For the period ending October 31, 2008
(Unaudited)

ASSETS
Cash		1,402,447.21

Accouts Receivable		—

Investments
Investment in Operating Businesses
American Benefit Resources, Inc.	1,000,000.00

Investment in Real Estate Development Properties
Anguilla Beach	4,525,358.00

Investment in Securitization Assets
ARC 2001-1	74,988.55

Total Investments		5,600,346.55

Total Assets			7,002,793.76

LIABILITIES
Current Liabilities
Accounts Payable	175,583.58
Accrued Expenses-Professional Fees	100,000.00

Total Current Liabilities		275,583.58

Equity
Member Interest in LLC	12,044,783.51
Dividend	(42,018.56)
Retained earnings	(4,528,031.58)
Net Income	(747,523.19)

Total Equity		6,727,210.18

Total Liabilities and Equity			7,002,793.76

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

SECURITIES AND EXCHANGE COMMISSION,	)
)
Plaintiff,	)
)
vs.	)	Case No. 02-CV-5713-JES
)
IBF COLLATERALIZED FINANCE CORP.,	)
IBF-VI SECURED LENDING CORP.,	)
INTERBANK FUNDING CORP., AND	)
SIMON A. HERSHON INDIVIDUALLY,	)
)
Defendants.	)
ORDER CONFIRMING THE TIMING FOR MAKING A FINAL
DISTRIBUTION UNDER THE PLAN AND (II) GRANTING RELATED RELIEF
     Upon motion dated December 2, 2008 (“Motion”) of IBF Fund Liquidating LLC (“Fund LLC”), by and through its liquidating agent and manager, Arthur J. Steinberg, Investment Company Act trustee (“ICA Trustee”), seeking an order (i) confirming the timing for making a final distribution under the Plan,1 and (ii) granting related relief; and jurisdiction being proper pursuant Sections 14.1 (a) and (c) of the Plan; and it appearing from the proof of service accompanying the Motion that due notice of the Motion has been given and no other or further notice is necessary or required; and the Court having reviewed and considered the Motion; and the relief granted hereby being in the best interests of Fund LLC, investors, creditors and other parties-in-interest; and after due deliberation thereon and good cause appearing therefor, it is hereby
     ORDERED, that the Motion is GRANTED in all respects; and it is further

[1]	Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Motion.

     ORDERED, that Section 9.15 of the Plan, concerning the timing for making a final distributions in these cases, is extended until Fund LLC has completed its liquidation efforts; and it is further
     ORDERED, that the Motion complied with the requirements of section 9.3 of the Plan and that no additional reporting is required at this time; and it is further
     ORDERED, that the requirement of filing a memorandum of law in support of the Motion is hereby dispensed with and waived; and it is further
     ORDERED, that the Court shall retain jurisdiction with respect to all matters arising from or related to the interpretation or implementation of this Order.

Dated: New York, New York	ENTERED:
December ___, 2008

United States District Court Judge

2

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

x
SECURITIES AND EXCHANGE COMMISSION,	:
:
Plaintiff,	:
:
vs.	:	Case No. 02-CV-5713 JES
:
IBF COLLATERALIZED FINANCE CORP.,	:
IBF-VI SECURED LENDING CORP.,	:
INTERBANK FUNDING CORP., AND	:
SIMON A. HERSHON INDIVIDUALLY,	:
:
Defendants.	:
	:	AFFIDAVIT OF SERVICE
	:	BY FIRST CLASS MAIL
x

STATE OF NEW YORK	:
:.ss:
COUNTY OF NEW YORK	:
I, Robert Rotman, being duly sworn, deposes and says:
          1. I am over the age of eighteen years, am employed by KAYE SCHOLER LLP, attorneys for Arthur J. Steinberg, ICA Trustee appointed in the above-captioned matter, and am not a party to this action.
          2. That on the 2nd day of December 2008, I caused to be served by first-class mail true copies of the, Motion for an Order (I) Confirming the Timing for Making A Final Distribution Under the Plan and (II) Granting Related Relief; Notice of Proposed Ninth Distribution and Exhibit A attached thereto, upon each of the parties at their last known address set forth on the service list annexed hereto as Exhibit A.

/s/ Robert Rotman Robert Rotman

Sworn to before me this
2nd day of December, 2008

/s/ Gloria I. Hartmann Notary Public

GLORIA I. HARTMANN
Notary Public, State of New York
No. 01HA4895141
Qualified in Suffolk County
Commission Expires May 26, 2011

SERVICE LIST	U.S. Securities and Exchange Commission
Wilmer Hale LLP	Northeast Regional Office
1875 Pennsylvania Avenue NW	3 World Financial Center
Washington, DC 20006	New York, New York 10281
Attn.: Craig Goldblatt, Esq.	Attn.: Andrew Calamari, Esq.
Neal R. Jacobson, Esq.

Dilworth Paxson PLLC	Schulte Roth & Zabel LLP
1133 Connecticut Avenue NW	(Counsel to Liquidating Committee)
Suite 620	919 Third Avenue
Washington, D.C. 20036	New York, NY 10022
Attn.: Richard S. Kraut, Esq.	Attn.: Adam Hirsch, Esq.

Goulston & Storrs, P.C.	Drinker Biddle & Reath
400 Atlantic Avenue	140 Broadway.
Boston, MA 02110-3333	39th Floor
Attn.: James F. Wallack, Esq.	New York, NY 10005
Christian Haugsby, Esq.	Attn.: Stephanie Wickouski, Esq.

Veritext, LLC	Farrell Fritz, P.C.
200 Old Country Road	1320 Reckson Plaza
Suite 260	Uniondale, NY 11556
Mineola, NY 11501	Attn.: Louis A. Scarcella, Esq.

Blank Rome, LLP	Munzer & Saunders, LLP.
600 New Hampshire Ave., N.W.	609 Fifth Avenue
Washington, D.C. 20037	New York, NY 10017
Attn.: Michael Joseph, Esq.	Attn.: Craig A. Saunders, Esq.

Alejandro Umansky	Gregory M. Zipes, Esq.
11024 Washington Blvd.	Office of the United States Trustee
Culver City, CA 90232	33 Whitehall Street
21st Floor
New York, NY 10004

Bailey & Cavalieri, LLP.	Finkelstein Thompson & Loughran
One Columbus	1050 30th Street N.W.
10 West Broad Street	Washington, D.C. 20007
Suite 2100	Attn.: Burton Finkelstein, Esq.
Columbus, OH 43215-3422
Attn.: Michael Goodstein, Esq.
R. Stacy Lane, Esq.

Arent Fox Kintner Plotkin & Kahn, PLLC	Internal Revenue Service
1050 Connecticut Ave. N. W.	1111 Constitution Ave. N.W.
Washington, D.C. 20036	Washington, D.C. 20224
Attn.: Michael Grow, Esq.

Internal Revenue Service	Jack H. Molgard, Esq.
Insolvency Unit	102 South 100 West
Rm. 1150	P. O. Box 461
31 Hopkins Plaza	Brigham City, UT 84302
Baltimore, MD 21201

Orrick Herrington & Sutcliffe LLP	Regis J. Reynolds
666 Fifth Avenue	924 NE 73rd Avenue
New York, NY 10103	Hillsboro, OR 97124
Attn.: Arnold Gulkowitz, Esq.

Reid & Riege PC	Riemer & Braunstein, LLP
One Financial Plaza	Three Center Plaza
21st Floor	Boston, MA 02108
Hartford, CT 06103-2608	Attn.: Douglas K. Clarke, Esq.
Attn.: Jon P. Newton, Esq.

Roger J. Lerner	Bingham McCutchen LLP
4701 Dower Dr.	399 Park Avenue
Ellicott City, MD 21043	New York, NY 10022
Attn.: Jared R. Clark, Esq.

Greenberg Traurig LLP	The Garden City Group
200 Park Avenue	105 Maxess Road
New York, NY 10166	Melville, NY 11747
Attn.: Thomas J. Weber, Esq.	Attn.: Karen B. Shaer

Radin Glass & Co., CPA	Frankfurt Kurnit Klein & Selz
360 Lexington Avenue	488 Madison Avenue
New York, NY 10017	New York, NY 10022
Attn.: Arthur J. Radin	Attn.: Brian E. Maas, Esq.

Fox Rothschild LLP	Arent Fox PLLC
100 Park Avenue	1675 Broadway, 25th Floor
Suite 1500	New York, NY 10019
New York, NY 10017 Attn.: Yann Geron, Esq.	Attn.: Schuyler G. Carroll, Esq.

Arnold & Porter LLP
399 Park Avenue
New York, New York 10022
Attn: Nancy Milburn, Esq.

Index No. Year
UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

SECURITIES AND EXCHANGE COMMISSION,

Plaintiff,

-against-	Civil Action No. 02-CV-5713-JES

IBF COLLATERALIZED FINANCE CORP.,
IBF VI-SECURED LENDING CORP.,
INTERBANK FUNDING CORP. AND
SIMON A. HERSHON INDIVIDUALLY,

Defendants.

Motion for an Order (I) Confirming the Timing for Making A Final Distribution Under the
Plan and (II) Granting Related Relief; Notice of Proposed Ninth Distribution

Kaye Scholer llp
A New York Limited Liability Partnership
Attorneys for: Arthur Steinberg, ICA Trustee of IBF Collateralized Finance Corporation
and IBF VI-Secured Lending Corporation
Office and Post Office Address, Telephone
425 PARK AVENUE
NEW YORK, NEW YORK 10022-3598
(212) 836-8000

     To
     Attorney(s) for